UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

THE WORNICK COMPANY

Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4701 Creek Road, Suite 200, Cincinnati, Ohio	42542
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 18, 2007, The Wornick Company (“the Company”) entered into a retention and severance agreement with Jon P. Geisler, President and Chief Executive Officer of the Company.  Under the agreement, Mr. Geisler’s annual base salary will be $325,000.  Mr. Geisler will be entitled to a retention payment in the amount of $243,750.  Mr. Geisler will also be entitled to bonus payments of $121,875 payable on August 1, 2007 and February 1, 2008 provided that certain conditions are met.  If Mr. Geisler is terminated by the Company for any reason other than for cause, or if Mr. Geisler’s employment is terminated by reason of his death or disability, Mr. Geisler, or his estate or beneficiaries in the case of his death, will be entitled to receive continued health insurance coverage for a period of six months, any accrued benefits and a lump sum payment equal to 50% of his base salary.  A copy of the agreement is attached hereto as Exhibit 10.1.

On April 18, 2007, the Company also entered into retention and severance agreements with certain employees of the Company.  Under these agreements, employees will be entitled to retention payments totaling $396,000. The total bonus payments under these agreements will be $173,625, payable on August 1, 2007 and February 1, 2008, provided that certain conditions are met.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits:

10.1         Agreement dated as of April 18, 2007, by and between the Company and Jon P. Geisler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

By:	/s/ Jon P. Geisler
Name: Jon P. Geisler
Title: Chief Executive Officer

Dated: April 24, 2007